Exhibit 11


                 BONE CARE INTERNATIONAL, INC., AND SUBSIDIARY
               Statement Regarding Computation of Loss Per Share
                                  (Unaudited)


                               Three months ended         Six months ended
                             December 31,December 31,  December 31,December 31,
                                 1996        1995          1996        1995
                               ---------- -----------  ------------ -----------
Net loss                      $ (776,358) $ (325,685)  $(1,072,360) $ (501,691)
                               ========== ===========  ============ ===========
Weighted average number of common
 shares                         4,353,691   2,655,017     4,353,691   1,751,980
                               ========== ===========  ============ ===========
Net loss per common share         $(0.18)     $(0.12)       $(0.25)      (0.29)
                               ========== ===========  ===========  ===========